Calculation of Filing Fee Tables
S-8
WORLD KINECT CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	2,945,182	$ 27.30	$ 80,403,468.60	0.0001531	$ 12,309.78
Total Offering Amounts:						$ 80,403,468.60		$ 12,309.78
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 12,309.78
Offering Note
[1]	(1) Represents 2,945,182 shares of common stock, par value $0.01 per share ("Common Stock"), of World Kinect Corporation (the "Registrant") available for issuance under the World Kinect Corporation 2025 Omnibus Plan (the "Plan"), comprised of: (i) 1,850,000 shares of Common Stock, plus (ii) shares of Common Stock remaining available for future awards under Prior Plans (as defined in the Plan) as of the date of shareholder approval of the Plan (the "Effective Date"), plus (iii) shares of Common Stock with respect to Awards and Prior Plan Awards (each as defined in the Plan) that are forfeited, cancelled, expired or settled in cash following the Effective Date. (2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock. (3) Estimated solely for purposes of calculating the registration fee under Rules 457(c) and 457(h) promulgated under the Securities Act on the basis of the average of the high and low selling price per share of Common Stock as reported on the New York Stock Exchange on June 2, 2025, a date that is within five business days prior to filing.